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Trinseo	Trinseo
Matthew Cassidy	Andy Myers
Tel: +1 610-240-3264	Tel: +1 610-240-3221
Email: mcassidy@trinseo.com	Email: aemyers@trinseo.com

Trinseo Provides Update Regarding COVID-19 Pandemic; Withdraws Full-Year 2020 Financial Guidance

BERWYN, Pa — April 1, 2020 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders, and synthetic rubber, today provided details on its strong financial position and actions it is taking in response to the COVID-19 pandemic.

Frank Bozich, President and Chief Executive Officer of Trinseo, commented, “As the coronavirus pandemic has spread from China and Asia, to Europe and the Americas, Trinseo has been actively responding through our crisis management plan and adjusting our business operations accordingly. We are taking decisive action to adapt to the current conditions and are implementing a wide array of safeguards to protect the health of our people. We continue to monitor the situation daily and will take further action as needed.”

Financial and Operational Update

With a strong start to the year in January and February, weaker business conditions started to emerge in mid-March, particularly in the automotive and tire markets. However, there has been relative strength in Polystyrene and Latex Binders into food packaging applications as well as Performance Plastics into medical applications.

From a production standpoint, Trinseo has been able to continue operations at all of its manufacturing locations other than its API Plastics site in Mussolente, Italy, which is complying with a government mandated closure of all non-essential commercial activities throughout the country. The procurement and supply chain teams continue to develop contingency plans in the event of a significant disruption or shutdown so that customer demand can continue to be met with timeliness and quality.

Due to the uncertain demand outlook caused by COVID-19, Trinseo is withdrawing its previously issued 2020 full-year financial guidance.

Cash and Liquidity Update

Trinseo continues to maintain a strong balance sheet and has significant sources of liquidity. The Company ended 2019 with $1,195 million of debt and $456 million of cash, resulting in a net leverage ratio of 2.1x, as defined below in the note, “Reconciliation of Non-GAAP Measures.” The Company has no significant debt maturing until September 2024 and maintains a $375 million revolving credit facility as well as a $150 million accounts receivable securitization program. Out of an abundance of caution, Trinseo gave notice to its revolving credit facility lenders of its intent to draw $100 million on this facility. There were no amounts previously outstanding on the revolving credit facility and there is currently no outstanding balance on the accounts receivable securitization program.

Trinseo has no maintenance covenants on its debt agreements and only a springing covenant on its revolving credit facility, subject to a first lien net leverage ratio not to exceed 2.0x, which applies when 30% ($112 million) or more is drawn from the facility at the end of a financial quarter. As of year-end 2019, the first lien net leverage ratio (as defined in our senior secured credit agreement) was 0.7x.

The Company expects to end the first quarter with approximately $425 million of cash, which excludes the previously mentioned $100 million revolver drawdown which will be received early in the second quarter. In addition, it expects to have a release of working capital in the second quarter of over $100 million due to declining feedstock prices and inventory management.

Mr. Bozich stated, “In this environment, we are taking aggressive actions to improve cash flow by reducing working capital, capital expenditures, and discretionary spending. We’re reducing our anticipated capital expenditures for 2020 from $100 million to between $80 and $85 million.”

Evaluation of Germany Styrene and Polybutadiene Rubber Assets

In March, the Company initiated a consultation process with the Economic Council and Works Councils of Trinseo Deutschland regarding the disposition of its styrene monomer assets in Boehlen, Germany and its polybutadiene rubber (nickel and neodymium-PBR) assets in Schkopau, Germany. The combined Adjusted EBITDA of these operations in 2019 was approximately negative $18 million. These steps followed a thorough analysis and pursuit of numerous alternative options for improving the financial performance and competitiveness of these facilities.

The Boehlen, Germany styrene facility has capacity of approximately 300 kilotons. Average production over the past three years was approximately 200 kilotons, below capacity due to several factors, including upstream supply issues. In 2019, production was approximately 150 kilotons reflecting the previously disclosed unplanned outages. The Schkopau, Germany polybutadiene rubber line has capacity of approximately 30 kilotons. Trinseo continues to be committed to its other operations at the Schkopau site, including polystyrene, SSBR, and ESBR.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.8 billion in net sales in 2019, with 17 manufacturing sites around the world, and approximately 2,700 employees. For more information visit www.trinseo.com.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” including, without limitation, statements concerning plans, objectives, goals, projections, expectations, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “estimate,” “will,” “may,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding the impact from the COVID-19 pandemic, the Company’s business, the economy and other future conditions. Specific factors that could cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, risks related to the ongoing impact of the COVID-19 pandemic and those discussed in the Company’s Annual Report for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”), in subsequent Quarterly Reports on Form 10-Q and in other filings and furnishings made by the Company with the SEC from time to time. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance. As a result of these or other factors, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and are not a guarantee of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Reconciliation of Non-GAAP Measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, and measures of liquidity excluding certain GAAP items, such as Net Leverage Ratio. The Company believes these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage Trinseo’s business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable.

Calculation of Net Leverage Ratio

($millions, unless noted)	2019
Short-term borrowing and current portion of long-term debt	$11
Long-term debt	1,184
Total debt	1,195
Less: Cash and cash equivalents	456
Total debt, less cash and cash equivalents	$739
Adjusted EBITDA*	$352
Net Leverage Ratio	2.1x

*For the definition of Adjusted EBITDA and the reconciliation of Trinseo’s Net Income under GAAP to Adjusted EBITDA, refer to Trinseo’s most recent quarterly earnings release, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 6, 2020.